EXHIBIT 3.22

CERTIFICATE OF FORMATION

OF

ARBY’S RESTAURANT, LLC

          The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

          FIRST: The name of the limited liability company (hereinafter called the “Limited Liability Company”) is Arby’s Restaurant, LLC.

          SECOND: The address of the registered office and the name and the address of the registered agent of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808; and its registered agent at such address is Corporation Service Company.

          IN WITNESS WHEREOF, this Certificate has been signed on this 26th day of May, 2005.

/s/ Tambra S. King

Tambra S. King
Authorized Person